Exhibit 99.1

Media Contact	Investor Contact
Bob Guenther, 203-578-2391	Terry Mangan, 203-578-2318
rguenther@websterbank.com	tmangan@websterbank.com

Webster Financial Corporation Provides Notice of Mandatory Conversion of Outstanding

8.50% Series A Non-Cumulative Perpetual Convertible Preferred Stock

WATERBURY, Conn., May 22, 2015 – Webster Financial Corporation (NYSE: WBS), the holding company for Webster Bank, N.A. (the “Company”), provided notice to holders today that it is exercising its option to convert its issued and outstanding shares of 8.50% Series A Non-Cumulative Perpetual Convertible Preferred Stock (CUSIP: 947890307) (the “Preferred Stock”) into common stock of the Company, par value $0.01 (“Common Stock”). The conversion will be effective June 1, 2015 (the “Mandatory Conversion Date”).

The Company is acting pursuant to Section 10 of the Certificate of Designations governing the Preferred Stock. On May 21, 2015, the trading price of the Common Stock closed at $37.84, marking the twenty-ninth trading day in the previous 30 trading days that the Common Stock closed above $35.32. In accordance with the Certificate of Designations of the Preferred Stock, the Company has the right to cause mandatory conversion of the Preferred Stock where the closing price of the Common Stock exceeds $35.32 for 20 trading days within any period of 30 consecutive trading days ending on and including the trading day preceding the date the Company gives notice of mandatory conversion.

On the Mandatory Conversion Date, holders of Preferred Stock will be entitled to receive 36.8046 shares of Common Stock for each share of Preferred Stock converted, reflecting an approximate conversion price of $27.17 per share based on the initial issuance price of $1,000 per share of Preferred Stock. There are currently 28,939 shares of Preferred Stock outstanding, and a total of approximately 1,065,088 shares of Common Stock will be issued upon conversion of the Preferred Stock. Cash will be paid in lieu of fractional shares of Common Stock.

The dividend that the Company paid on March 16, 2015 will be the final dividend paid on the Preferred Stock, and no dividend will be paid on the Preferred Stock for the interim period from March 16, 2015 to the Mandatory Conversion Date. From and after the Mandatory Conversion Date, no shares of Preferred Stock will be deemed to be outstanding and all rights of the holders of the Preferred Stock will terminate, except for the right to receive the number of whole shares of Common Stock issuable upon conversion of the Preferred Stock and cash in lieu of any fractional shares of Common Stock.

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About Webster

Webster Financial Corporation is the holding company for Webster Bank, N.A. With $23 billion in assets, Webster provides business and consumer banking, mortgages, private banking, trust and investment services through 164 banking offices; 313 ATMs; telephone banking; mobile banking; and the Internet. Webster Bank owns the asset based lending firm Webster Business Credit Corporation; the equipment finance firm Webster Capital Finance Corporation; and provides health savings account trustee and administrative services through HSA Bank, a division of Webster Bank. Member FDIC and equal housing lender. For more information about Webster, including past press releases and the latest annual report, visit the Webster website at www.websterbank.com or follow us on LinkedIn http://linkedin.com/company/webster-bank and Twitter https://twitter.com/WebsterBank.